Exhibit 99.1

ResCare Reports First Quarter 2008 Results

Revenues Up 11%, Diluted EPS Up 16%

Confirms 2008 Guidance

LOUISVILLE, Ky.--(BUSINESS WIRE)--ResCare, Inc. (NASDAQ: RSCR) today announced results for the first quarter ended March 31, 2008.

First Quarter 2008 Financial Highlights

Revenues for the first quarter of 2008 increased 10.9% over the prior year period to $375.4 million. Income from continuing operations was $12.1 million, or $0.36 per diluted common share, compared with $10.3 million, or $0.31 per diluted common share, in the same period of 2007. EBITDA for the first quarter of 2008 was $28.9 million versus $25.4 million in the prior year quarter. In the first quarter of 2008 and 2007, diluted loss per common share from discontinued operations was less than $0.01.

Ralph G. Gronefeld, Jr., president and chief executive officer, said, “We are pleased with our operational results in the first quarter. ResCare’s leadership team has demonstrated the ability to manage through difficult reimbursement and regulatory environments. We were able to achieve double-digit revenue growth and improve profitability year-over-year. Our growth can be attributed to domestic and international acquisitions, new contract awards and the expansion of service offerings on existing contracts.”

In closing, Mr. Gronefeld added, “ResCare is successfully implementing its strategic plan, which includes diversifying our funding streams through focusing on organic growth and acquisitions primarily in home care and international markets.”

2008 Guidance

The Company confirmed its 2008 guidance of diluted earnings per common share in the range of $1.44 to $1.50 and revenues of $1.55 billion to $1.62 billion. The 2008 guidance assumes no reimbursement rate changes.

A listen-only simulcast of ResCare’s first quarter 2008 conference call will be available on-line at www.rescare.com on May 8, 2008, beginning at 9:00 a.m. Eastern Time and a replay available at 11:00 a.m. Eastern Time.

ResCare, with 30+ years of experience helping people reach their highest level of independence, is one of the largest providers of home care to the elderly and those with disabilities. It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels. Based in Louisville, Kentucky, ResCare and its 44,000 dedicated employees serve daily more than 65,000 people in 38 states, Washington, D.C., Puerto Rico and in a growing number of international locations. For more information about ResCare, please visit the Company’s website at www.rescare.com.

From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring privatization of government programs. In ResCare’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in the Company’s filed reports. Statements related to expected financial results are as of this date only, and ResCare does not assume any responsibility to update these statements.

RESCARE, INC. Unaudited Financial Highlights (In thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Income Statement Data:
Revenues	$375,399	$338,495
Facility and program expenses (1)	337,175	304,742
Facility and program contribution	38,224	33,753
Corporate general and administrative (1)	14,575	12,971
Operating income	23,649	20,782
Interest expense, net	4,594	4,537
Income from continuing operations before income taxes	19,055	16,245
Income tax expense	6,955	5,954
Income from continuing operations	12,100	10,291
Loss from discontinued operations, net of taxes	(54)	(139)

Net income	12,046	10,152
Net income attributable to preferred shareholders	1,738	1,457
Net income attributable to common shareholders	$10,308	$8,695

Basic earnings (loss) per common share:
From continuing operations	$0.36	$0.31
From discontinued operations	(0.00)	(0.00)
Basic earnings per common share	$0.36	$0.31

Diluted earnings (loss) per common share:
From continuing operations	$0.36	$0.31
From discontinued operations	(0.00)	(0.00)
Diluted earnings per common share	$0.36	$0.31

Weighted average number of common shares:
Basic	28,338	28,027
Diluted	28,528	28,365

EBITDA (2)	$28,880	$25,449

(1) We recorded share-based compensation expense of $1.1 million ($0.02 per diluted common share) and $1.6 million ($0.03 per diluted common share) for the three months ended March 31, 2008 and 2007, respectively.  Of the $1.1 million for the three months ended March 31, 2008, we included $0.6 million in corporate general and administrative expenses and $0.5 million in facility and program expenses.  Of the $1.6 million recorded for the three months ended March 31, 2007, we included $0.8 million in corporate general and administrative expenses and $0.8 million in facility and program expenses.

(2) EBITDA is defined as income from continuing operations before depreciation and amortization, net interest expense and income taxes.  EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States of America.  The items excluded from EBITDA are significant components in understanding and assessing financial performance.  Management routinely calculates and presents EBITDA because it believes that EBITDA is useful to investors and is commonly used as an analytical indicator within the industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value.  EBITDA is also used in measurements under certain covenants contained in the Company’s credit agreement.  A reconciliation of income from continuing operations to EBITDA is included elsewhere in this release.

RESCARE, INC. Unaudited Financial Highlights (continued) (In thousands)

	Three Months Ended March 31,
	2008	2007
Reconciliation of Income from Continuing Operations to EBITDA:
Income from continuing operations	$12,100	$10,291
Add: Interest, net	4,594	4,537
Depreciation and amortization (from continuing operations)	5,231	4,667
Income tax expense	6,955	5,954
EBITDA	$28,880	$25,449
	March 31, 2008	Dec. 31, 2007
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$16,764	$10,809
Accounts receivable, net	212,544	206,529
Other current assets	39,224	42,234
Total current assets	268,532	259,572
Property and equipment, net	83,153	83,336
Goodwill	455,398	443,623
Other assets	46,777	48,012
	$853,860	$834,543

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$155,084	$150,025
Other long-term liabilities	57,435	57,158
Long-term debt	220,281	220,491
Shareholders’ equity	421,060	406,869
	$853,860	$834,543

RESCARE, INC. Unaudited Financial Highlights (continued) (In thousands)

	Three Months Ended March 31,
	2008	2007
Cash Flow Data:
Net income	$12,046	$10,152
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	5,236	4,676
Amortization of discount and deferred debt issuance costs	292	269
Impairment charge	-	332
Deferred income taxes	1,969	1,224
Excess tax benefits from share-based compensation	(1,349)	(281)
Provision for losses on accounts receivable	1,569	1,348
Share-based compensation	1,096	1,560
Changes in operating assets and liabilities	(62)	3,057
Cash provided by operating activities	20,797	22,337

Cash flows from investing activities:
Proceeds from sale of assets	25	55
Purchases of property and equipment	(3,969)	(5,096)
Acquisitions of businesses	(10,400)	(20,958)
Cash used in investing activities	(14,344)	(25,999)

Cash flows from financing activities:
Debt (payments) borrowings, net	(1,088)	4,380
Debt issuance costs	(99)	-
Excess tax benefits from share-based compensation	738	281
Employee withholding payments on share-based compensation	(779)	-
Proceeds received from exercise of stock options	730	568
Cash (used in) provided by financing activities	(498)	5,229
Increase in cash and cash equivalents	$5,955	$1,567

RESCARE, INC. Unaudited Financial Highlights (continued) (Dollars in thousands)

	Three Months Ended March 31,
	2008	2007
Segment Data:
Revenues:
Community Services	$268,872	$244,609
Job Corps Training Services	41,695	41,679
Employment Training Services	53,075	46,661
Other	11,757	5,546
Consolidated	$375,399	$338,495

Operating Income:
Community Services	$29,583	$27,784
Job Corps Training Services	3,085	2,917
Employment Training Services	4,918	3,070
Other	835	117
Corporate general and administrative	(14,772)	(13,106)
Consolidated	$23,649	$20,782

Operating Margin:
Community Services	11.0%	11.4%
Job Corps Training Services	7.4%	7.0%
Employment Training Services	9.3%	6.6%
Other	7.1%	2.1%
Corporate general and administrative	(3.9%)	(3.9%)
Consolidated	6.3%	6.1%

CONTACT:
ResCare, Inc.
David W. Miles, 502-394-2137
Chief Financial Officer
or
Derwin A. Wallace, 502-420-2567
Director of Investor Relations